                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ERF WIRELESS, INC.
                               ------------------
             (Exact Name of Registrant as Specified in its Charter)

               NEVADA                                76-0196431
   (State or Other Jurisdiction of                (I.R.S. Employer
    Incorporation or Organization)             Identification Number)

                      2911 SOUTH SHORE BOULEVARD, SUITE 100
                            LEAGUE CITY, TEXAS 77573
                            ------------------------
                     (Address of Principal Executive Office)

                             2008 STOCK OPTION PLAN
                             ----------------------
                            (Full title of the plan)

                                 RICHARD ROYALL
                      2911 SOUTH SHORE BOULEVARD, SUITE 100
                            LEAGUE CITY, TEXAS 77573
                            ------------------------
                     (Name and address of agent for service)

                            TELEPHONE: (281)538-2101
                            ------------------------
          (Telephone number, including area code, of agent for service)

Large accelerated filer [ ]                     Accelerated filer [ ]
Non-accelerated filer [ ]                       Smaller reporting company [X]

                         CALCULATION OF REGISTRATION FEE

========================== ================ ================== ================== ================
       TITLE OF                              PROPOSED MAXIMUM   PROPOSED MAXIMUM      AMOUNT OF
   SECURITIES TO BE          AMOUNT BEING     OFFERING PRICE        AGGREGATE       REGISTRATION
      REGISTERED             REGISTERED(1)     PER SHARE(2)     OFFERING PRICE(2)       FEE
-------------------------- ---------------- ------------------ ------------------ ----------------
Common Stock, par value
$0.001 per share              15,000,000          $0.54            $8,100,000         $318.33
-------------------------- ---------------- ------------------ ------------------ ----------------

TOTAL                                                                                 $318.33
========================== ================ ================== ================== ================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), on the basis of the average of the high and low prices for a share of common stock as reported by the Over-The-Counter Bulletin Board.

                                     PART I


ITEM 1.   PLAN INFORMATION

The documents containing the information specified in Item 1 will be sent or given to participants in the 2008 Stock Option Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request, any of the documents incorporated by reference in
Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

                                 Clareen O'Quinn
                               ERF Wireless, Inc.
                      2911 South Shore Boulevard, Suite 100
                            League City, Texas 77573
                                  (281)538-2101

                                EXPLANATORY NOTE


Pursuant to General Instruction C of Form S-8, the resale prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reofferings and resales of registered shares of common stock which have been issued upon the grants of common stock and/or options to purchase shares of common stock to executive officers and directors of ERF Wireless, Inc.

                                RESALE PROSPECTUS
                      15,000,000 SHARES OF COMMON STOCK OF
                               ERF WIRELESS, INC.


This Resale Prospectus relates to the offer and sale of up to 15,000,000 shares of our common stock from time to time by selling stockholders of shares of our common stock. The common stock is issuable to the selling stockholders from time to time under the Plan.

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol "ERFW" On April 16, 2008, the closing price of a share of our common stock was $0.54 per share.

We will not receive any of the proceeds from the sales by the selling stockholders. The common stock may be sold from time to time by the selling stockholders either directly in private transactions, or through one or more brokers or dealers, or any other market or exchange on which the common stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Upon any sale of the common stock, by a selling stockholder and participating agents, brokers, dealers or market makers may be deemed to be underwriters as that term is defined in the Securities Act, and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

No underwriter is being utilized in connection with this offering. We will pay all expenses incurred in connection with this offering and the preparation of this Resale Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS RESALE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this Resale Prospectus is April 21, 2008

                                TABLE OF CONTENTS


Risk Factors...................................................................1
Where You can Find More Information............................................6
Incorporation of Certain Documents by Reference................................7
Note Regarding Forward Looking Statements......................................7
Use of Proceeds................................................................8
Dilution.......................................................................8
Selling Stockholders...........................................................9
Plan of Distribution...........................................................9
Description of Securities to be Registered.....................................9
Legal Matters.................................................................12
Experts.......................................................................12

You should rely only on the information contained in this Resale Prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference to this Resale Prospectus. The information contained in this Resale Prospectus is accurate only as of the date of this Resale Prospectus, regardless of the time of delivery of this Resale Prospectus or of any sale of the common stock.

                                  RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE

We have incurred annual operating losses since our inception. As a result, at December 31, 2007, we had an accumulated deficit of $18,694,000. Our gross revenues for the twelve months ended December 31, 2007 were $5,569,000, with a loss from operations of $5,773,000 and a net loss applicable to common shareholders of $7,067,000. As we pursue our business plan, we expect our operating expenses to increase significantly, especially in the areas of sales and marketing. As a result of these expected cost increases, we expect to incur losses from operations in 2008.

WE HAVE A LIMITED CASH AND LIQUIDITY POSITION AND MAY NEED TO RAISE ADDITIONAL FUNDS TO FUND OPERATIONS As of December 31, 2007, we had cash and cash equivalents balances of $2,211,000 and working capital of $224,000. The Company has a multi-year $4 million unsecured revolving credit facility, and as of December 31, 2007, there was approximately $1,591,000 available under that facility. Additionally, we have available project and equipment financing of $11,000,000. We believe our cash, anticipated cash flow from operations and available credit facilities afford us adequate liquidity for 2008, although we will likely need to raise additional capital during this period to fund our anticipated growth for our banking and Texas Wireless Internet Service Providers network businesses if acceptable terms are available, and to fund unexpected or unanticipated working capital expenditures. Moreover, we anticipate that we will need additional capital in the future to continue to expand our business operations. We have historically financed our operations through private equity and debt financings. We do not have any commitments for equity funding at this time, and additional funding may not be available to us on favorable terms, if at all. As such there is no assurance that we can raise additional capital from external sources, the failure of which could cause us to sell assets or curtail operations.

A DEFAULT OF THE TERMS OF OUR SIGNIFICANT DEBT OBLIGATIONS MAY SUBJECT US TO THE RISK OF FORECLOSURE ON CERTAIN OF OUR ASSETS

As of December 31, 2007, some operating assets, inventory, furniture and accounts receivable are pledge as collateral on $2,145, 000 of outstanding notes and capital leases. The occurrence of an event of default under any of our obligations might subject us to foreclosure by the lenders to the extent necessary to repay any amounts due. If a foreclosure were to happen, it would have a material adverse effect on our financial condition. We are not required to establish a sinking fund for the repayment of our outstanding debt. Accordingly, we may be required to obtain funds to repay the debt either through refinancing or the issuance of additional equity or debt securities. We may be unable to obtain the funds needed, if any, to repay the obligations from any one or more of these other sources on favorable economic terms or at all.

A SIGNIFICANT NUMBER OF SHARES OF COMMON STOCK MAY BE ISSUED DURING 2008. THE ISSUANCE OF THESE SHARES WILL HAVE A DILUTIVE EFFECT ON OUR COMMON STOCK AND MAY LOWER OUR STOCK PRICE.

We have reserved for issuance the following:

      o 15,000,000 shares of common stock pursuant to the Company's option plans, of which options to purchase 2,274,753 shares are outstanding as of December 31, 2007;

      o 3,938,579 shares of common stock underlying outstanding common warrants;

      o 544,555 shares of common stock issuable upon conversion of bonds and exercise of warrants that are issuable only upon conversion of such bonds;

      o 12,369,472 shares of common stock issuable upon conversion of Series A Preferred Stock. The maximum common shares converted from Series A Preferred shares are contractually restricted to five percent a quarter or twenty percent a year of the authorized and issued common shares outstanding at December 31, 2007.

The weighted average purchase price per share of common stock upon the issuance of these derivative securities, as if converted on December 31, 2007, is approximately (i) $2.98 per share of common stock underling the options, (ii)
4.95 per share of common stock underling the warrants, (iii) $1.01 per share of common stock underlying the bonds and $5.00 for the common stock underlying the warrant issuable upon conversion of the bonds; and (iv) $0.03 per share of common stock underling the Series A Preferred Stock. Accordingly the issuance of these shares will have a dilutive effect from both a net tangible book value per share basis and from a number of shares of common stock outstanding basis. This overhang could have a depressive effect on our common stock price.

THE MARKET PRICE OF OUR COMMON STOCK IS VERY VOLATILE AND THE VALUE OF YOUR INVESTMENT MAY BE SUBJECT TO SUDDEN DECREASES

The trading price for our common stock has been, and we expect it to continue to be, volatile. For example, the closing bid price of our stock has fluctuated between $1.01 per share and $.49 per share since January 1, 2008. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, which are beyond our control. Factors such as fluctuations in our financial and operating results, technological innovations or new commercial products and services by us or our competitors, could also cause the market price of our common stock to fluctuate substantially. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. Moreover, during periods of stock market price volatility, share prices of many companies have often fluctuated in a manner not necessarily related to their operating performance. Accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

THE COMPANY'S REVENUE AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER, AND FLUCTUATIONS IN OPERATING RESULTS COULD CAUSE ITS STOCK PRICE TO DECLINE.

The Company's revenue and operating results may vary significantly from quarter to quarter due to a number of factors. In future quarters, operating results may be below the expectations of public market analysis or investors, and the price of our common stock may decline. Factors that could cause quarterly fluctuations include:

      o The Company's Enterprise Network Services subsidiary's ability to secure new regional banking network customers for both the construction and design of new broadband networks and for the maintenance and monitoring of these broadband networks.

      o The Company's Wireless Bundled Services Division's ability to acquire existing rural wireless broadband networks throughout North America and the ability to secure customers in the rural regions in which the Company acquires these wireless broadband networks.

      o The Company's Wireless Messaging Services Division's ability to keep current customers and secure new customers.

      o The Company's Network Operations Division's ability to acquire new customers through the Enterprise Network Services Division, the Wireless Bundled Services Division and third parties.

      o The Company's ability to raise the necessary capital to execute mergers, acquisitions and asset purchases, as needed to implement the Company's strategic plan.

Accordingly, the failure to obtain significant future revenue, lower than expected revenue in the future, increased losses in the future, and decreased working capital could adversely affect our stock price and liquidity.

DURING 2007, THE MAJORITY OF OUR REVENUE WAS GENERATED FROM SHORT-TERM
AGREEMENTS.

For the twelve-month period ended December 31, 2007 the majority of our revenues from customers resulted from short-term, terminable at will, arrangements. Our customers that provided in excess of 10% of our revenues in prior periods are subject to short-term, terminable at will, arrangements, and it is expected that these customers will not be providing in excess of 10% of our revenues in future periods. There is no assurance that these customers will continue to conduct business with us in the future, the failure of which could have a material adverse effect on our business operations.

WE COMPETE WITH MANY COMPANIES THAT ARE LARGER AND BETTER FINANCED THAN WE ARE, AND OUR GROWTH AND PROFITABILITY ARE DEPENDENT ON OUR ABILITY TO COMPETE WITH THESE ENTITIES.

We face competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. We may become subject to severe price competition for our products and services as companies seek to enter our industry or current competitors attempt to gain market share. We expect competition to intensify in the future and expect significant competition from traditional and new telecommunications companies including, local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data providers. If we are unable to make or keep our products competitively priced and attain a larger market share in the markets in which our products compete, our levels of sales and our ability to achieve profitability may suffer.

A SYSTEM FAILURE COULD DELAY OR INTERRUPT OUR ABILITY TO PROVIDE PRODUCTS OR SERVICES AND COULD INCREASE OUR COSTS AND REDUCE OUR REVENUES.

Our operations are dependant upon our ability to support a highly complex network infrastructure. Many of our customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in loss of these customers. To date, we have not experienced any significant interruptions or delays which have affected our ability to provide products and services to our clients. Because our headquarters and infrastructure are located in the Texas Gulf Coast area, there is likelihood that our operations may be affected by hurricanes or tropical storms, tornados, or flooding. The occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide and significantly impair our ability to generate revenue and achieve profitability.

WE MUST CONTINUALLY ENHANCE OUR SERVICES TO MEET THE CHANGING NEEDS OF OUR CUSTOMERS OR FACE THE POSSIBILITY OF LOSING FUTURE BUSINESS TO COMPETITORS.

Future success will depend upon the Company's ability to enhance existing services and to introduce new services to meet the requirements of customers in a rapidly developing and evolving market. Present or future services may not satisfy the needs of the market. If the Company is unable to anticipate or respond adequately to its customers' needs, lost business may result and financial performance will suffer.

OUR INDUSTRY CHANGES RAPIDLY DUE TO EVOLVING TECHNOLOGY STANDARDS AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO CONTINUE TO MEET THE SOPHISTICATED NEEDS OF OUR CUSTOMERS.

Our future success will depend on our ability to address the increasingly sophisticated needs of our customers. We will have to develop and introduce enhancements to our existing products and new products on a timely basis to keep pace with technological developments, evolving industry standards and changing customer requirements. We expect that we will have to respond quickly to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, our position in existing markets or potential markets could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. We expect that our product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments. Any of these events could have a material adverse effect on our business, quarterly and annual operating results and financial condition.

WE DEPEND UPON OUR INTELLECTUAL PROPERTY AND OUR FAILURE TO PROTECT EXISTING INTELLECTUAL PROPERTY OR SECURE AND ENFORCE SUCH RIGHTS FOR NEW PROPRIETARY TECHNOLOGY COULD ADVERSELY AFFECT OUR FUTURE GROWTH AND SUCCESS.

The Company's ability to successfully protect its proprietary technology is essential to its success. The Company has filed trademark and patent applications to protect intellectual property rights for technology that it develops. The Company's future success also may depend upon its ability to obtain additional licenses for other intellectual properties. The Company may not be successful in acquiring additional intellectual property rights with significant commercial value on acceptable terms. Even if the Company is successful in acquiring such rights, it can provide no assurance that it will be successful in adapting or deploying them as to the timing or cost of such development efforts or as to the commercial success of the resulting products or services.

OUR COMPETITORS MAY DEVELOP NON-INFRINGING PRODUCTS OR TECHNOLOGIES THAT ADVERSELY AFFECT OUR FUTURE GROWTH AND REVENUES.

It is possible that our competitors will produce proprietary technologies similar to ours without infringing on our intellectual property rights. We also rely on unpatented proprietary technologies. It is possible that others will independently develop the same or similar technologies or otherwise obtain access to the unpatented technologies upon which we rely for future growth and revenues. Failure to meaningfully protect our trade secrets, know-how or other proprietary information could adversely affect our future growth and revenues.

WE MAY INCUR SIGNIFICANT LITIGATION EXPENSES PROTECTING OUR INTELLECTUAL PROPERTY OR DEFENDING OUR USE OF INTELLECTUAL PROPERTY, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR CASH FLOW.

Significant litigation regarding intellectual property exists in our industry. Competitors and other third parties may infringe on our intellectual property rights. Alternatively, competitors may allege that we have infringed on their intellectual property rights, resulting in significant litigation expenses, which would reduce our cash flow. Any claims, even those made by third parties who are without merit, could:

      o be expensive and time consuming to defend, resulting in the diversion of management's attention and resources;

      o require us to cease making, licensing or using products or systems that incorporate the challenged intellectual property; or

      o require us to spend significant time and money to redesign, re-engineer or re-brand our products or systems if feasible.

IF THE WIRELESS BROADBAND MARKET DOES NOT EVOLVE AS WE ANTICIPATE, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

If we fail to properly assess and address the broadband wireless market or if our products and services fail to achieve market acceptance for any reason, our business and quarterly and annual operating results would be materially adversely affected. Since the market for our products is still evolving, it is difficult to assess the competitive environment or the size of the market that may develop. In addition, technologies, customer requirements and industry standards may change rapidly. If we cannot improve or augment our products as rapidly as existing technologies, customer requirements and industry standards evolve, our products or services could become obsolete. The introduction of new or technologically superior products by competitors could also make our products less competitive or obsolete. As a result of any of these factors, our position in existing markets or potential markets could be eroded.

WE MAY NOT BE SUCCESSFUL IN ACQUIRING OTHER EXISTING COMPANIES AND TECHNOLOGIES, WHICH COULD NEGATIVELY AFFECT OUR PRODUCT AND SERVICES OFFERINGS AND SALES.

Our business plan is dependent on acquiring existing companies and technologies that expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts or otherwise offer growth opportunities, and we may not be able to make such acquisitions. These acquisitions are important to ensure that our products, services and technologies are compatible with third-party products and technologies, to enable us to sale or license our products and technologies to potential new customers and into potential new markets, and to enable us to continue to enter into new agreements with our existing customers. There can be no assurance that we will identify the best acquisitions for our business or enter into acquisitions of other companies on acceptable terms or at all. The failure to make strategic acquisitions could have a material adverse effect on our business or financial results. If we cannot make significant strategic acquisitions as our target markets and technology evolve, the sales opportunities for our products and technologies could deteriorate.

FUTURE ACQUISITIONS COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND STRAIN OUR RESOURCES.

As part of our business strategy, we intend to acquire companies and technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts or otherwise offer growth opportunities. If we fail to achieve the anticipated benefits of any acquisitions we complete, our business, operating results, financial condition and prospects may be impaired. Acquisitions and investments involve numerous risks, including:

      o difficulties in integrating operations, technologies, services, accounting and personnel;

      o difficulties in supporting and transitioning customers of our acquired companies to our technology platforms and business processes;

      o diversion of financial and management resources from existing operations;

      o difficulties in obtaining regulatory approval for technologies and products of acquired companies;

      o     potential loss of key employees;

      o if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which dilution could adversely affect the market price of our stock;

      o inability to generate sufficient revenues to offset acquisition or investment costs; and

      o     potential write-offs of acquired assets.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results. It is also possible that at some point in the future we may decide to enter new markets, thus subjecting ourselves to new risks associated with those markets.

THE COMPANY MAY ENTER INTO AGREEMENTS THAT WILL ALLOW CERTAIN INVESTORS TO PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

From time to time, the Company may enter into investment agreements that will allow the investors to purchase our shares at a discount to the market price. The Company has an investment agreement with Dutchess Capital to issue shares at discount to the market price upon the effectiveness of a registration statement. Currently no registration statement is effective, however, if the registration does become effective Dutchess will be able to purchase our common stock at a discount to the market price. Each issuance of shares of our common stock will dilute the value of each share of common stock due to the increase in the number of outstanding shares. The investors will have a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If the investor sells our shares, the price of our common stock may decrease. If our stock price decreases, the investor may have a further incentive to sell such shares. Accordingly, the discounted sales price in these investment agreements may cause the price of our common stock to decline.

ADDITIONAL CAPITAL MAY DILUTE CURRENT STOCKHOLDERS.

In order to provide capital for the operation of our business we may enter into additional financing arrangements. These arrangements may involve the issuance of new common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding which would in turn result in a dilution of the ownership interest of existing common shareholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the Commission maintains at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The Commission also maintains a web site http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to register with the SEC the shares of our common stock described in this Resale Prospectus. This Resale Prospectus is part of that Registration Statement and provides you with a general description of the Shares being registered, but does not include all of the information you can find in the Registration Statement or the exhibits. You should refer to the Registration Statement and its exhibits for more information about us and the Shares being registered.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information into this Resale Prospectus, which means that we can disclose important information to you by referring to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this Resale Prospectus, except for information superseded by this prospectus. This Resale Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC as of their respective filing dates. These documents contain important information about us and our finances.

      (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed on March 31, 2008, as amended on April 1, 2008;

      (2) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2007, filed on May 21, 2007; June 30, 2007, filed on August 13, 2007; and September 30, 2007, filed on November 19, 2007;

      (3) Current Reports on Form 8-K, filed on April 3, 2008; filed on January 17, 2008; and From 8-K/A filed on January 14, 2008, amending an 8-K filed on November 5, 2007.

All documents filed by ERF Wireless, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

                    NOTE REGARDING FORWARD LOOKING STATEMENTS

Included in this Resale Prospectus are "forward-looking" statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors." Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this Resale Prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of shares which may be sold pursuant to this Resale Prospectus for the respective accounts of the selling stockholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."

                                    DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing shareholders.

As of December 31, 2007, the net tangible book value of our common stock was (1,332,000) or (0.02) per share, based upon 61,541,358 shares outstanding on December 31, 2007. Due to the nature of the 2008 Stock Option Plan, the purchase price paid by our officer, directors, employees and consultants under the 2008 Stock Option Plan is variable, as is the purchase price paid by the public upon the resale by our officer, directors, employees and consultants of our common stock. The following tables show the dilution based upon a resale price of our common stock at $0.54 per share.

Without taking into account any changes in the pro forma net tangible book value prior to this offering, other than to give effect to the issuance of 15,000,000 shares at an offering price of $0.54 per share (based upon the closing price of our common stock on April 16, 2008) and the application of the net proceeds of $8,100,000, the pro forma net tangible book value of the Company's common stock after this offering will be $6,768,000 or $0.09 per share. Consequently, based on the above assumptions, the purchasers of the common stock offered hereby will sustain an immediate substantial dilution (i.e., the difference between the purchase price of $0.54 per share of common stock and the net tangible book value per share) after the offering of $0.45 per share. The following table illustrates such dilution:

   Per Share Price.......................................................$ 0.54
   Per Share Pro Forma Net Tangible Book Value as of December 31, 2007...$(0.02)
   Per Share Increase Attributable to New Investors......................$ 0.11
   Per Share Pro Forma Net Tangible Book Value After the Offering........$ 0.09
   Per Share Dilution to New Investors...................................$ 0.45

                              SELLING STOCKHOLDERS

The selling stockholders will be our current or future officers, directors, consultants and employees who acquire shares of our common stock pursuant to the Plan and are considered our "affiliates" as that term is defined in the federal securities laws. The selling stockholders may from time to time resell all, a portion, or none of the shares of our common stock covered by this Resale Prospectus.

As of the date of this Prospectus, no shares of common stock were subject to existing options under the Plan, and 15,000,000 were available for future grants.

                              PLAN OF DISTRIBUTION

The Shares may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following, without limitation:

      (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      (b) purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the Resale Prospectus, as supplemented;
      (c) an exchange distribution in accordance with the rules of such exchange; and
      (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers.
      (e) the selling stockholder and sales to and through other broker-dealers or agents that participate with the selling stockholder in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In addition, any securities covered by this Resale Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Resale Prospectus, as supplemented. From time to time, the selling stockholder may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the shares in connection therewith. Sales may also take place from time to time through brokers pursuant to pre-arranged sales plans intended to qualify under SEC Rule 10b5-1.

There is no assurance that the selling stockholder will sell all or any portion of the shares covered by this Resale Prospectus.

All expenses of registration of the common stock, other than commissions and discounts of underwriters, dealers or agents, shall be borne by us. As and when we are required to update this Resale Prospectus, we may incur additional expenses.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

General

         We are authorized to issue 475,000,000 shares of common stock, $.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value, of which 5,000,000 have been designated Series A Preferred Stock.

Common Stock

      As of March 31, 2008, there were 72,190,054 shares of common stock issued and outstanding that was held of record by approximately 575 stockholders.

      The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

      Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of ERF Wireless, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Nevada anti-takeover statue and charter provisions.

NEVADA ANTI-TAKEOVER STATUE. Nevada's "Business Combinations" statute, Sections
78.411 through 78.444 of the Nevada Revised Statutes, which applies to Nevada corporations having at least 200 shareholders which have not opted-out of the statute, prohibits an "interested shareholder" from entering into a "combination" with the corporation, unless certain conditions are met. A "combination" includes (a) any merger or consolidation with an "interested shareholder", or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested shareholder,
(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an "interested shareholder," having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested shareholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all shareholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the "interested shareholder," (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested shareholder," or (f) the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an "interested shareholder".

An interested shareholder is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a combination within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder's acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation's Articles of Incorporation are met and either (a)(i) the board of directors of the corporation approves, prior to the "interested shareholder's" date of acquiring shares, or as to which the purchase of shares by the "interested shareholder" has been approved by the corporation's board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested shareholder" at a meeting called no earlier than three years after the date the "interested shareholder" became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through
78.443 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested shareholder" will not have become the beneficial owner of additional voting shares of the corporation.

Nevada law permits a Nevada corporation to "opt out" of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We have not inserted such a provision our Articles of Incorporation or our Bylaws. The Articles may be amended at any time to subject us to the effect of the "Business Combinations" statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock.

Nevada's "Control Share Acquisition" statute, Sections 78.378 through 78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's shareholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested shareholders restore that right. A special shareholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a shareholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual shareholders' meeting. If the shareholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror's shares for redemption. The Control Share Acquisition statute also provides that the shareholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the shareholder to the statute).

The Control Share Acquisition statute only applies to Nevada corporations with at least 200 shareholders, including at least 100 shareholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 shareholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us. If the "Business Combination" statute and/or the "Control Share Acquisition" statute becomes applicable to us in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control over us and to make changes in management more difficult.

      CERTIFICATE OF INCORPORATION. Our certificate of incorporation provides for the authorization of our board of directors to issue, without further action by the stockholders, up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock.

      These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of ERF Wireless. These provisions are designed to reduce the vulnerability of ERF Wireless to an unsolicited proposal for a takeover of ERF Wireless. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of ERF Wireless. These provisions may also have the effect of preventing changes in the management of ERF Wireless.

                                  LEGAL MATTERS

The validity of the common stock issuable under the Plan has been passed upon for us by Brewer & Pritchard, PC. Thomas Pritchard has received shares of common stock in lieu of cash for past services rendered and in the future may receive shares of common stock for services rendered. Neither Thomas Pritchard nor Brewer & Pritchard currently own any shares of the Company's common stock. Neither Thomas C. Pritchard, nor the law firm of Brewer & Pritchard has been employed on a contingent basis. Other than the shares of Company common stock to be issued, neither Mr. Pritchard nor Brewer & Pritchard has or is to receive a substantial interest direct or indirect in Registrant, nor are either of them connected with Registrant other than in their role as outside legal counsel for the Company.

                                     EXPERTS

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2007 have been so incorporated in reliance on the report of LBB & Associates LTD., LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                                     PART II


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by ERF Wireless, Inc. ("the Company") with the Securities and Exchange Commission ("SEC") are incorporated in this Form S-8 by reference:

      (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed on March 31, 2008, as amended on April 1, 2008;

      (2) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2007, filed on May 21, 2007; June 30, 2007, filed on August 13, 2007; and September 30, 2007, filed on November 19, 2007;

      (3) Current Reports on Form 8-K, filed on April 3, 2008; filed on January 17, 2008; and From 8-K/A filed on January 14, 2008, amending an 8-K filed on November 5, 2007; and

      (4) The description of the Company's common stock contained in the Company's Form 10-SB filed September 27, 1999 (File No. 000-27467; Accession Number 0000890566-99-001311), including any amendment or report filed for the purpose of updating such description.

All documents filed by ERF Wireless, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

ITEM 4.   DESCRIPTION OF SECURITIES

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "ERFW."

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

The law firm of Brewer & Pritchard, of which Thomas C. Pritchard is a member, has provided legal advice to the Registrant, and has also rendered a legal opinion attached hereto as an Exhibit, as to the validity and due issuance of the shares of the Company's common stock to be issued and registered hereby. Brewer & Pritchard does not currently own any shares of the Company's common stock; however, the Company will from time to time issue shares of its common stock to Brewer & Pritchard or Thomas C. Pritchard as payment for legal services rendered. Neither Thomas C. Pritchard, nor the law firm of Brewer & Pritchard has been employed on a contingent basis. Other than the shares of Company common stock to be issued, neither Mr. Pritchard nor Brewer & Pritchard has or is to receive a substantial interest direct or indirect in Registrant, nor are either of them connected with Registrant other than in their role as outside legal counsel for the Company.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's officers and directors are indemnified as provided by the Nevada Revised Statutes and the Company's bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation, the Bylaws or by Agreement. The Articles of Incorporation do not specifically limit the directors' liability; however the Bylaws specify the extent and nature of any liability of directors, as detailed below. There are currently no agreements in effect, which would limit such liability. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that the Company will indemnify the directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

The Company's bylaws provide that the Company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

The Company's bylaws provide that no advance shall be made by it to an officer of the company, except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.   EXHIBITS

          EXHIBIT NO.           IDENTIFICATION OF EXHIBIT
          -----------           -------------------------

          4.1                   2008 Stock Option Plan
          5.1                   Opinion of Brewer & Pritchard, P.C.
          23.1                  Consent of Brewer & Pritchard, P.C. *
          23.2                  Consent of Independent Auditor

----------------------------
* Included in its opinion filed as Exhibit 5.1

ITEM 9.   UNDERTAKINGS

(a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            i. To include any prospectus required by Section 10(a)(3) of the Act;

            ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on this 21 day of April, 2008.

                                    ERF WIRELESS, INC.

                                    By: /s/ H. Dean Cubley
                                        ----------------------------------------
                                        H. Dean Cubley, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 21st day of April 2008.

--------------------------- ----------------------------- --------------------
         SIGNATURE                  TITLE                         DATE
--------------------------- ----------------------------- --------------------

/s/ H. Dean Cubley          Chief Executive Officer &        April 21, 2008
------------------          Chairman of the Board
H. Dean Cubley

--------------------------- ----------------------------- --------------------

/s/ Richard Royall          Chief Financial Office,          April 21, 2008
------------------          Principal Office Financial
Richard Royall              Officer & Director
--------------------------- ----------------------------- --------------------

/s/ R. Greg Smith           Director                         April 21, 2008
-----------------
R. Greg Smith

--------------------------- ----------------------------- --------------------

/s/ Bartus H. Batson        Director                         April 21, 2008
--------------------
Bartus H. Batson

--------------------------- ----------------------------- --------------------

                                   PROSPECTUS



                               ERF WIRELESS, INC.

                        15,000,000 SHARES OF COMMON STOCK
                           (PAR VALUE $.001 PER SHARE)

                                ----------------

                             2008 STOCK OPTION PLAN

                                ----------------


      This document relates to a maximum of 15,000,000 shares of the common stock, par value $.001 (the "Common Stock"), of ERF Wireless, Inc., issuable to key employees, officers, directors, and consultants of the Company and it's affiliates pursuant to awards granted under the Company's 2008 Stock Option Plan (the "Plan").

      The Common Stock of the Company is traded on the Over-The-Counter Bulletin Board. The principal executive offices of the Company are located at 2911 South Shore Boulevard, Suite 100, League City, Texas 77573, and its telephone number is (281) 538-2101.

                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------


                  The date of this Prospectus is April 21, 2008

                                TABLE OF CONTENTS


Available Information..........................................................3
The Company....................................................................4
2008 Stock Option Plan.........................................................4
     General...................................................................4
     Purpose...................................................................4
     Eligibility  .............................................................4
     Administration............................................................4
     Options and SARs..........................................................5
     Termination of Options or SARs............................................5
     Reload Options............................................................6
     Restricted Stock Awards...................................................6
     Award of Performance Stock................................................6
     Transferability...........................................................7
     Amendment or Termination of the Plan......................................7
     Changes in the Company's Capital Structure................................7
     Applicability of ERISA; Tax Qualification.................................8
     Tax Consequences..........................................................8
Incorporation of Certain Documents by Reference...............................11

                              AVAILABLE INFORMATION

      The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the Commission maintains at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

      You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The Commission also maintains a web site http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

      This prospectus is part of a registration statement on Form S-8 that the Company has filed with the Commission. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules as permitted by the rules and regulations of the Commission. The registration statement, exhibits and schedules are available at the Commission's public reference room or through its website.

                                   THE COMPANY

      The issuer of the shares of common stock covered by this Prospectus is ERF Wireless, Inc., a Nevada corporation. The Company's principal executive offices are located at 2911 South Shore Boulevard, Suite 100, League City, Texas 77573, and its telephone number is (281)538-2101.

                               SUMMARY OF THE PLAN

GENERAL

      The Board of Directors adopted the 2008 Stock Option Plan ("Plan") in March 2008. The Plan allows stock option grants, performance stock awards, restricted stock awards, and stock appreciation rights ("SAR") as determined by the Committee.

      As of the date of this Prospectus, no shares of Common Stock were subject to existing options under the Plan, and 15,000,000 shares were available for future grants.

      Certain highlights of the Plan are set forth below. The entire text of the Plan was filed with the Commission on April 21, 2008 as an exhibit to the Company's registration statement of Form S-8. The following description is qualified in its entirety by reference to the Plan.

PURPOSE

      The purpose of the Plan is to foster and promote the financial success of the Company and increase stockholder value by enabling eligible key employees and others to participate in the long-term growth and financial success of the Company. The Company relies on equity incentives in the form of stock option grants in order to attract and retain key employees and believes that such equity incentives are necessary for it to remain competitive in the marketplace for executive talent and other key employees.

ELIGIBILITY

      The Plan is open to key employees, officers, directors, and consultants of the Company and its affiliates ("Eligible Persons").

ADMINISTRATION

      The Plan is administered by the Company's Compensation Committee consisting of not less than two non-employee members of the Board appointed annually by and serving at the pleasure of the Board. The Compensation Committee presently consists of the following directors: Dean Cubley and Bartus Batson. The address at which members of the Compensation Committee may be contacted is as follows: Compensation Committee, ERF Wireless, Inc., at 2911 South Shore Boulevard, Suite 100, League City, Texas 77573.

      The Compensation Committee may prescribe, amend and rescind rules and regulations for administration of the Plan and will have full power and authority to construe and interpret the Plan. Taking into consideration each employee's contribution to the success of the Company and other considerations, the Compensation Committee will have the full and exclusive right to grant all options and SARs and to make all awards under the Plan, and to cause the issuance of shares of Common Stock pursuant to such grants and awards. The Compensation Committee shall also have the authority consult with and receive recommendations from officers and other employees of ERF and its subsidiaries with regard to these matters.

OPTIONS AND SARS.

      The Company may grant incentive or nonqualified stock options.

      OPTION PRICE. The exercise price of incentive options shall not be less than the greater of: (a) 100% of the fair market value of the shares of stock on the date the option is granted or (b) the aggregate par value of the shares of stock on the date the option is granted. The Compensation Committee in its discretion may provide that the price at which shares of stock may be purchased under an incentive option shall be more than 100% of fair market value. In the case of any 10% Stockholder, the price at which shares of stock may be purchased under an incentive option shall not be less than 110% of the fair market value of the stock on the date the Incentive option is granted. A "10% Stockholder" means an individual who, at the time the option is granted, owns shares of Common Stock possessing more than 10% of total combined voting power of all classes of stock of the Company or any affiliate. The price at which shares of stock may be purchased under a nonqualified option shall be such price as shall be determined by the Committee in its sole discretion but in no event lower than the par value of the shares of stock on the date the option is granted.

      DURATION. No option or SAR may be exercisable after the period of 10 years. In the case of a 10% Stockholder, no incentive option may be exercisable after the expiration of five years.

      AMOUNT EXERCISABLE-INCENTIVE OPTIONS. Each option may be exercised from time to time, in whole or in part, in the manner and subject to the conditions the Committee, in its sole discretion, may provide in the option agreement, as long as the option is valid and outstanding. To the extent that the aggregate fair market value (determined as of the time an incentive option is granted) of the stock with respect to which incentive options first become exercisable by the optionee during any calendar year (under the Plan and any other incentive stock option plan(s) of the Company or any affiliate) exceeds $100,000, the portion in excess of $100,000 of the incentive option shall be treated as a nonqualified option. In making this determination, incentive options shall be taken into account in the order in which they were granted.

      EXERCISE OF OPTIONS. Each Option shall be exercised by the delivery of written notice to the Committee setting forth the number of shares of stock with respect to which the Option is to be exercised, together with: (a) cash, certified check, bank draft, or postal or express money order payable to the order of the Company for an amount equal to the option price of the shares; (b) stock at its Fair Market Value on the date of exercise (if approved in advance in writing by the Committee); (c) an election to make a cashless exercise through a registered broker-dealer (if approved in advance in writing by the Committee); (d) an election to have shares of stock, which otherwise would be issued on exercise, withheld in payment of the exercise price (if approved in advance in writing by the Committee); and/or (e) any other form of payment which is acceptable to the Committee, including without limitation, payment in the form of a promissory note, and specifying the address to which the certificates for the shares are to be mailed.

      SARS. SARs may, at the discretion of the Compensation Committee, be included in each option granted under the Plan to permit the holder of an option to surrender that option, or a portion of the part which is then exercisable, and receive in exchange, upon the conditions and limitations set by the Compensation Committee, an amount equal to the excess of the fair market value of the stock covered by the option, or the portion of it that was surrendered, determined as of the date of surrender, over the aggregate exercise price of the stock. In the event of the surrender of an option, or a portion of it, to exercise the SAR, the shares represented by the option or that part of it which is surrendered, shall not be available for reissuance under the Plan. Each SAR issued in tandem with an option (a) will expire not later than the expiration of the underlying option, (b) may be for no more than 100% of the difference between the exercise price of the underlying option and the fair market value of a share of stock at the time the SAR is exercised, (c) is transferable only when the underlying option is transferable, and under the same conditions, and (d) may be exercised only when the underlying option is eligible to be exercised. If granted as a stand-alone SAR award, the terms of the award shall be provided in a SAR agreement.

TERMINATION OF OPTIONS OR SARS.

      Unless expressly provided in the option or SAR agreement, options or SARs shall terminate three months after an employee's severance of employment with the Company, with or without cause, other than by death, disability or retirement.

      DEATH. Unless it is expressly provided otherwise in the option or SAR agreement, the option or SAR may be exercised until the earlier of the option's or SAR's expiration date or six months following the date of his death.

      DISABILITY. Unless it is expressly provided otherwise in the option or SAR agreement, if, before the expiration of an Option or SAR, the Employee shall be severed from the employ of the Company for disability, the Option or SAR shall terminate on the earlier of the Option's or SAR's expiration date or six months after the date he was severed because of disability.

      RETIREMENT. Unless it is expressly provided otherwise in the option or SAR agreement before the expiration of an Option or SAR, the Employee shall be retired in good standing from the employ of the Company under the then established rules of the Company, the Option or SAR may be exercised until the earlier of the Option's or SAR's expiration date or three months following the date of his retirement, unless it is expressly provided otherwise in the Option or SAR agreement.

RELOAD OPTIONS.

      The Board of Directors or Compensation Committee shall have the authority (but not an obligation) to include as part of any Option Agreement a provision entitling the Eligible Person to a further option (a "Reload Option") in the event the Eligible Person exercises the option evidenced by the option Agreement, in whole or in part, by surrendering other shares of stock in accordance with the Plan and the terms and conditions of the option agreement. Any such Reload Option (a) shall be for a number of shares equal to the number of shares surrendered as part or all of the exercise price of such option; (b) shall have an expiration date which is the greater of (i) the same expiration date of the option the exercise of which gave rise to such Reload Option or (ii) one year from the date of grant of the Reload Option; and (c) shall have an exercise price which is equal to one hundred percent (100%) of the fair market value of the stock subject to the Reload Option on the date of exercise of the original option. Notwithstanding the foregoing, a Reload Option which is an incentive option and which is granted to a 10% Stockholder, shall have an exercise price which is equal to one hundred ten percent (110%) of the fair market value of the stock subject to the Reload Option on the date of exercise of the original option and shall have a term which is no longer than five (5) years.

      Any such Reload Option may be an incentive option or a nonqualified option, as the Board of Directors or Compensation Committee may designate at the time of the grant of the original option; provided, however, that the designation of any Reload Option as an incentive option shall be subject to the provisions of the Internal Revenue Code of 1986, as amended. There shall be no Reload Options on a Reload Option. Any such Reload Option shall be subject to the availability of sufficient shares under the Plan and shall be subject to such other terms and conditions as the Board of Directors or Compensation Committee may determine which are not inconsistent with the express provisions of the Plan regarding the terms of options.

STOCK AWARDS.

      The Compensation Committee may issue shares of stock to an Eligible Person subject to the terms of a restricted stock agreement. The restricted stock may be issued for no payment by the Eligible Person or for payment below the fair market value on the date of grant. Restricted stock shall be subject to restrictions as to sale, transfer, alienation, pledge or other encumbrance and generally will be subject to vesting over a period of time specified in the restricted stock agreement. The Compensation Committee shall determine the period of vesting, the number of shares, the price, if any, of stock included in a restricted stock award, and the other terms and provisions which are included in a restricted stock agreement.

      The Compensation Committee may award shares of stock, without any cash payment for such shares or without any restrictions, to designated Eligible Persons for services rendered to the Company. The Stock may be awarded at, above or below the Fair Market Value on the date of grant. The designation of a stock award shall be made by the Compensation Committee in writing at any time after such Eligible Person has provided value to the Company (or within such period as permitted by IRS regulations). The Compensation Committee reserves the right to make downward adjustments in the maximum amount of an Award if in its discretion unforeseen events make such adjustment appropriate.

AWARD OF STOCK.

      The Compensation Committee may award shares of stock, without any payment for such shares, to designated Eligible Persons if specified performance goals established by the Compensation Committee are satisfied. The terms and provision relating to these performance-based awards are intended to satisfy Section 162(m) of the Code and regulations issued thereunder. The designation of an employee eligible for a specific performance stock award shall be made by the Compensation Committee in writing prior to the beginning of the period for which the performance is measured (or within such period as permitted by IRS regulations). Additionally, the Compensation Committee may award shares of stock, without any cash payment for such shares or without any restrictions, to designated Eligible Persons for services rendered to the Company. The designation of a Stock Award shall be made by the Compensation Committee in writing at any time after such Eligible Person has provided value to the Company (or within such period as permitted by IRS regulations). The Committee reserves the right to make downward adjustments in the maximum amount of an Award if in its discretion unforeseen events make such adjustment appropriate.

TRANSFERABILITY.

      The grants are not transferable.

AMENDMENT OR TERMINATION OF THE PLAN.

      The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that to the extent required to qualify the Plan under Rule 16b-3 promulgated under Section 16 of the Exchange Act, no amendment that would (a) materially increase the number of shares of stock that may be issued under the Plan, (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) otherwise materially increase the benefits accruing to participants under the Plan, shall be made without the approval of the Company's stockholders; provided further, however, that to the extent required to maintain the status of any incentive option under the Code, no amendment that would (a) change the aggregate number of shares of stock which may be issued under incentive options, (b) change the class of employees eligible to receive incentive options, or (c) decrease the option price for incentive options below the fair market value of the stock at the time it is granted, shall be made without the approval of the stockholders. Subject to the preceding sentence, the Board shall have the power to make any changes in the Plan and in the regulations and administrative provisions under it or in any outstanding incentive option as in the opinion of counsel for the Company may be necessary or appropriate from time to time to enable any incentive option granted under the Plan to continue to qualify as an incentive stock option or such other stock option as may be defined under the Code so as to receive preferential federal income tax treatment.

CHANGES IN THE COMPANY'S CAPITAL STRUCTURE.

      The Plan will not affect the right of the Company to authorize adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure. In the event of an adjustment, recapitalization or reorganization, the award shall be adjusted accordingly. In the event of a merger, consolidation, or liquidation, the Eligible Person will be eligible to receive a like number of shares of stock in the new entity he would have been entitled to if immediately prior to the merger he had exercised his option. The Board may waive any limitations imposed under the Plan so that all options are immediately exercisable. All outstanding options may be canceled by the Board upon written notice to the Eligible Person and by granting a period in which the options may be exercised.

      (a) The Plan will not affect the right of the Company to authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the stock or its rights, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the stock outstanding, without receiving compensation for it in money, services or property, then (a) the number, class, and per share price of shares of stock subject to outstanding options under the Plan shall be appropriately adjusted in such a manner as to entitle an Eligible Person to receive upon exercise of an option, for the same aggregate cash consideration, the equivalent total number and class of shares he would have received had he exercised his option in full immediately prior to the event requiring the adjustment; and (b) the number and class of shares of stock then reserved to be issued under the Plan shall be adjusted by substituting for the total number and class of shares of stock then reserved, that number and class of shares of stock that would have been received by the owner of an equal number of outstanding shares of each class of stock as the result of the event requiring the adjustment.

      (b) If the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or if the Company is liquidated or sells or otherwise disposes of substantially all its assets while unexercised Options remain outstanding under the Plan (each of the foregoing referred to as a "Corporate Transaction"):

            (i) Subject to the provisions of clause (ii) below, in the event of such a Corporate Transaction, any unexercised options shall automatically accelerate so that they shall, immediately prior to the specified effective date for the Corporate Transaction become 100% vested and exercisable; provided, however, that any unexercised options shall not accelerate if and to the extent such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof (the "Successor Corporation") or to be replaced with a comparable award for the purchase of shares of the capital stock of the Successor Corporation. Whether or not any unexercised option is assumed or replaced shall be determined by the Company and the Successor Corporation in connection with the Corporate Transaction. The Board of Directors shall make the determination of what constitutes a comparable award to the unexercised option, and its determination shall be conclusive and binding. The unexercised option shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation.

            (ii) All outstanding options may be canceled by the Board of Directors as of the effective date of any Corporate Transaction, if (i) notice of cancellation shall be given to each holder of an option and (ii) each holder of an option shall have the right to exercise that option in full (without regard to any limitations set out in or imposed under the Plan or the option agreement granting that option) during a period set by the Board of Directors preceding the effective date of the merger, consolidation, liquidation, sale, or other disposition and, if in the event all outstanding options may not be exercised in full under applicable securities laws without registration of the shares of stock issuable on exercise of the options, the Board of Directors may limit the exercise of the options to the number of shares of stock, if any, as may be issued without registration. The method of choosing which options may be exercised, and the number of shares of stock for which options may be exercised, shall be solely within the discretion of the Board of Directors.

      (c) After a merger of one or more corporations into the Company or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each Eligible Person shall be entitled to have his restricted stock and shares earned under a performance stock award appropriately adjusted based on the manner the stock was adjusted under the terms of the agreement of merger or consolidation.

      (d) In the event of a Corporate Transaction, the Committee will make similar adjustments, as appropriate, in outstanding SARs.

      (e) The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion of shares or obligations of the Company convertible into shares or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number, class, or price of shares of stock then subject to outstanding awards.

APPLICABILITY OF ERISA; TAX QUALIFICATION.

      The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, and is not qualified under Section 401(a) of the Internal Revenue Code.

                                TAX CONSEQUENCES

      The following discussion is a general summary of the principal United States federal income tax consequences under current law relating to awards under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. The Company encourages participants to consult their own tax advisors with respect to the tax consequences of their participation in the Plan.

      Incentive Stock Options (ISOs). A participant will not recognize taxable income upon the grant or the exercise of an ISO, and the Company is not entitled to an income tax deduction as the result of the grant or exercise of an ISO. Any gain or loss resulting from the subsequent sale of shares of Common Stock acquired upon exercise of an ISO will be a capital gain or loss if the sale is made after the later of:

      o     two years from the date of grant of the ISO; or
      o     one year from the date of exercise of the ISO.

      The amount by which the fair market value, determined on the date of exercise, of the shares of Common Stock purchased upon exercise of an ISO exceeds the exercise price is also an item of tax preference that may be subject to alternative minimum tax in the year that the ISO is exercised.

      If a participant sells Common Stock acquired upon the exercise of an ISO prior to the expiration of both of these periods, the sale will be a "disqualifying disposition" under the federal tax laws. The participant will generally recognize ordinary income in the year of the disqualifying disposition in an amount equal to the lesser of (1) the fair market value of the stock on the date of exercise minus the option price or (2) the amount realized on disposition minus the option price. The Company will be entitled to an income tax deduction equal to the amount taxable as ordinary income to the participant. Any additional gain recognized by the participant upon the disqualifying disposition will be taxable as capital gain.

      Non-qualified Stock Options (NQSOs). A participant will not recognize taxable income on the grant of an NQSO, and the Company is not entitled to an income tax deduction as the result of the grant of an NQSO. However, upon the exercise of an NQSO, the participant generally will recognize ordinary income, and the Company will be entitled to an income tax deduction, in the amount by which the fair market value of the shares of Common Stock purchased upon exercise, determined as of the date of exercise, exceeds the exercise price.

      Upon the sale of shares of Common Stock acquired upon the exercise of an NQSO, the participant will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon sale and the fair market value of the shares on the date of exercise.

      Payment of Option Price with Shares of Common Stock. To the extent a participant pays all or part of the exercise price of an option by tendering shares of its Common Stock owned by the participant, the tax consequences described above with respect to ISOs or NQSOs, as the case may be, generally would apply. However, the number of shares received upon exercise of the option that is equal to the number of shares surrendered in payment of the aggregate exercise price will have the same basis and tax holding period as the shares surrendered. The additional shares received upon such exercise will have a tax basis equal to the amount of ordinary income recognized plus any cash paid on such exercise and a holding period which commences on the date of exercise.

      If a participant exercises an option by tendering shares previously acquired on the exercise of an ISO, a disqualifying disposition will occur if the applicable holding period requirements have not been satisfied with respect to the surrendered stock. The consequence of such a disqualifying disposition is that the participant may recognize ordinary income at that time.

      Stock Appreciation Rights. Generally: (a) the recipient will not realize income upon the grant of a SAR; (b) the recipient will realize ordinary income, and the Company will be entitled to a corresponding deduction, in the year cash, shares of Common Stock, or a combination of cash and shares are delivered to the recipient upon exercise of a SAR; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of Common Stock received on the date of issuance. The federal income tax consequence of a disposition of shares received by the recipient upon exercise of a SAR is the same as a disposition of shares received as a stock grant as described below.

      Stock Grants. Generally, at the time of a stock grant, the participant will recognize taxable ordinary income in the amount by which the fair market value of the shares awarded to the participant at the time of the stock grant exceeds the amount, if any, paid by the participant for the shares.

      However, if the shares of Common Stock awarded to a participant as a stock grant are restricted as to transferability and subject to a substantial risk of forfeiture (e.g., unvested shares that are subject to forfeiture by the participant or repurchase by the Company for less than fair market value in the event of the participant's termination of service prior to vesting in those shares), then the participant will not recognize any taxable income at the time of the stock grant but will have to report as ordinary income, generally as and when the shares vest (e.g., when the risk of forfeiture lapses), an amount equal to the excess of (a) the fair market value of the shares on the date of vesting over (b) the amount, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of the stock grant an amount equal to the excess of (a) the fair market value of the shares on the date of grant over (b) the amount, if any, paid for the shares. In order to make a Section 83(b) election with respect to shares received upon a stock grant, a notice of election, which meets the requirements of the Treasury Regulations must be made and filed with the Internal Revenue Service within 30 days of the stock grant. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the stock vests.

      Subject to the limitations discussed below, the Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by a participant with respect to the stock grant. The deduction, will in general, be allowed for the taxable year in which such ordinary income is recognized by the participant.

      Upon the subsequent disposition of shares of stock which were acquired as a stock grant, provided that such shares are vested at the time of disposition or, if such shares are unvested, a timely Section 83(b) election was made for such shares, the participant will generally recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and the participant's tax basis in the shares (generally, the sum of the amount paid, if any, by the participant for such shares and the amount of ordinary income previously recognized by the participant with respect to such shares, as described above). However, if shares of its stock are vested at the time of disposition and no Section 83(b) election was made for such shares, then the participant will recognize ordinary income in the amount equal to the difference between the proceeds received from the disposition and the participant's tax basis in such shares (i.e., the amount paid, if any, by the participant for such shares).

      If the gain recognized in connection with such disposition qualifies for capital gain treatment, the federal capital gains tax rate for such sale will be determined based on the holding period of the stock. The participant's holding period of shares received as a stock grant will begin on the day following the date of the stock grant except where the stock is, at the time of the stock grant, unvested and no Section 83(b) election is made, in which case the participant's holding period with respect to such shares will begin on the day following the day on which the shares vest.

      Capital Gains and Ordinary Income Tax. Long term capital gains are currently (post-May 5, 2003) taxed at a maximum federal rate of 15%. Short term capital gains and ordinary income are taxed at the same marginal federal rates, currently up to 35%.

      Acceleration of Stock Options Upon a Transfer of Control. Upon a change in control of the Company or a transfer of a substantial portion of its assets, the exercisability of stock options held by certain of its employees, generally officers, stockholders and highly compensated employees, will be accelerated. The acceleration of exercisability may be determined to be, in whole or in part, a "parachute payment" for federal income tax purposes. If the present value of all of a participant's parachute payments equals or exceeds three times the participant's average compensation for the past five years, the participant will be subject to a 20% excise tax on the amount of the parachute payment which is in excess of the greater of:

      o  the average compensation of the participant for the past five years; or
      o  the average compensation of the participant for the past five years; or
      o  an amount which the participant establishes as reasonable compensation.

Section 162(m) Limitation. Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year, but does allow a deduction for "performance-based compensation," including plans providing for stock options having an exercise price of not less than 100% of the stock's fair market value (determined at the time the options are granted), which establish specific performance goals and/or limits on awards, which are administered by a committee composed exclusively of "outside" directors, and are disclosed to and approved by its stockholders. The Compensation Committee may administer the Plan so that compensation resulting from the stock options and SARs can be "qualified performance based compensation," as defined in the regulations promulgated under
Section 162(m) of the Internal Revenue Code. The Compensation Committee, however, has the discretion to grant such options and awards with terms that will result in the options and awards not constituting performance-based compensation. Stock grants will be subject to this $1 million deduction limitation.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The Company has delivered with this Prospectus, the Company's registration statement on Form S-8, filed on April 21, 2008, as amended. The Company hereby incorporates by reference into this Prospectus such registration statement.

      The Company has delivered with this Prospectus, the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2006, filed on April 17, 2007. The Company hereby incorporates by reference into this Prospectus the documents listed below which have been filed with the Commission:

(1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed on March 31, 2008, as amended on April 1, 2008;

(2) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2007, filed on May 21, 2007; June 30, 2007, filed on August 13, 2007; and September 30, 2007, filed on November 19, 2007;

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

(3) Current Reports on Form 8-K, filed on April 3, 2008; filed on January 17, 2008; and From 8-K/A filed on January 14, 2008, amending an 8-K filed on November 5, 2007; and

(4) The description of the Company's common stock contained in the Company's Form 10-SB filed September 27, 1999 (File No. 000-27467; Accession Number 0000890566-99-001311), including any amendment or report filed for the purpose of updating such description.

      In addition, each document or report subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus, but prior to the filing of a post-effective which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus. Each document or report incorporated into this Prospectus by reference shall be deemed to be a part of this Prospectus from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Prospectus or by any subsequently furnished appendix to this Prospectus.

      The Company will provide, without charge upon oral or written request, to each person to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) and a copy of its most recent annual reports to stockholders and all other reports, proxy statements and other communications distributed to the Company's security holders generally. Requests for such documents or for additional information regarding the Plan or its administrators should by directed to the Company, 2911 South Shore Boulevard, Suite 100, League City, Texas 77573, attention: Richard Royall.

      No person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with any offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any transaction effected hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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